Exhibit M

[CITIGROUP SMITH BARNEY LOGO]

            See Appendix A-1 for Analyst Certification and Important Disclosures

GENERAL ELECTRIC (GE)
GE: GE: MEETING HIGHLIGHTS GROWTH PLATFORMS,        1M (OUTPERFORM, MEDIUM RISK)
AFFIRMS Q2                                             MKT CAP:  $298,749.3 MIL.
--------------------------------------------------------------------------------
                                                                   UNITED STATES
--------------------------------------------------------------------------------
June 20, 2003                 SUMMARY
                              * GE held an analyst mtg in NYC highlighting 3
MULTI-INDUSTRY                  of its new growth platforms: Water, Security and
Jeffrey T. Sprague, CFA         Healthcare IT.  These platforms generate $7
+1-212-816-6699                 billion in profitable revenues today and are
jeffrey.sprague@citigroup.com   expected to reach $12 billion by 2006.
John M. Roselli, CFA          * GE CFO Keith Sherin affirmed Q203 guidance,
+1-212-816-2594                 but did not narrow the full year range of
Mark Wilterding                 $1.55-1.70.  We believe the range will be
+1-212-816-1910                 narrowed downward when Q2 earnings are reported.
                                However, given the recent weakness in Plastics
                                orders, most of the Street has already nudged
                                estimates to the lower half of the range,
                                suggesting that a formal announcement will be a
                                non-event.
                              * Water is a $1.4B biz with an op margin of
                                ~15%. GE's goal is to grow to it to $3B in revs
                                by 06 through a combination of mkt growth, share
                                gains, and acqs.
                              * GE plans to grow its security biz to $3-4B by
                                06 from $1B today, driven by $1-2B in acqs, and
                                a $1B in organic growth.  We reiterate our
                                Outperform (1M) rating and $35 target.  Our
                                group is rated Overweight.
--------------------------------------------------------------------------------
FUNDAMENTALS
P/E  (12/03E) ...................          18.8x
P/E  (12/04E) ...................          17.1x
TEV/EBITDA  (12/03E) ............          12.7x
TEV/EBITDA  (12/04E) ............          12.1x
Book Value/Share  (12/03E) ......          $6.64
Price/Book Value ................            4.5x
Dividend/Yield  (12/03E) ........      $0.76/2.5%
Revenue (12/03E) ................ $130,705.0 mil.
Proj. Long-Term EPS Growth ......             10%
ROE  (12/03E) ...................           21.1%
Long-Term Debt to Capital(a) ....           14.3%
GE is in the S&P 500(R) Index.
--------------------------------------------------------------------------------
(a) Data as of most recent quarter
--------------------------------------------------------------------------------
SHARE DATA                               RECOMMENDATION
Price (6/19/03) .......        $29.86    Current Rating ............     1M
52-Week Range ......... $32.89-$22.00    Prior Rating ..............     1M
Shares Outstanding(a)..  10,005.0 mil.   Current Target Price ...... $35.00
Convertible .....................  No    Previous Target Price ..... $35.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
EARNINGS PER SHARE
--------------------------------------------------------------------------------
FY ends                 1Q          2Q          3Q          4Q     Full Year
--------------------------------------------------------------------------------
12/02A   Actual      $0.35A      $0.44A      $0.41A      $0.31A      $1.51A
--------------------------------------------------------------------------------
12/03E   Current     $0.32A      $0.38E      $0.41E      $0.48E      $1.59E
         Previous    $0.32A      $0.38E      $0.41E      $0.48E      $1.59E
--------------------------------------------------------------------------------
12/04E   Current      NA          NA          NA          NA         $1.75E
         Previous     NA          NA          NA          NA         $1.75E
--------------------------------------------------------------------------------
12/05E   Current      NA          NA          NA          NA          NA
         Previous     NA          NA          NA          NA          NA
--------------------------------------------------------------------------------
First Call Consensus EPS: 12/03E $1.60; 12/04E $1.74; 12/05E $1.91


--------------------------------------------------------------------------------
OPINION

GE held an analyst meeting in NYC highlighting 3 of its  new  growth  platforms:
Water, Security and Healthcare IT. Through a series of acquisitions and organic growth these business have grown substantially. The Healthcare IT initiative got under way in 1999 and the Security and Water initiatives are less than 18 months old but the company already has $7 billion in profitable revenues in these platforms today. GE projects that additional acquisitions and organic expansion will drive these business to $12 billion by 2006. Given the vast size of the relevant served markets that projection could prove conservative.

GE CFO Keith Sherin affirmed the Q2 guidance of $0.37-0.39. He did not formally narrow the $1.55-1.70 guidance range for 2003. We believe the range will be narrowed with a

                                                        Citigroup Global Markets
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downside bias when Q2 earnings are reported.  However, given the recent weakness in Plastics orders, most of the Street (including our recent $0.03 reduction to $1.59) has already nudged estimates down to the lower half of the range, suggesting that GE's potential range narrowing will likely be a non- event.

Economic conditions were characterized as sluggish, although they appear stable. Plastics orders for example are down 15% yr/yr against a tough comp, but are flat sequentially. Short cycle orders excluding Plastics (ex. acquisitions and F/X) are flat in Q2, improving from the Q1 decline of 4%. NBC scatter pricing remains very strong, up 25% in Q2. The company also indicated that SARS had some impact on Medical, Aircraft and Plastics in the quarter, but the impact is now diminishing. NBC and Power performed better than expected in the quarter offsetting the overall weakness in Plastics and any SARS impact across the businesses. Sherin reaffirmed comfort with the goal of divesting $1-5 billion of industrial businesses in 2003. We also believe the company is close to divesting FGIC from GE Capital which could go in the $2 billion +/- range.

GE WATER: "TAPPING" A SIGNIFICANT LONG-TERM GROWTH OPPORTUNITY
Water Technologies CEO George Oliver outlined the strategy and growth opportunities for GE's newly formed water business. GE entered the water industry through the $1.8 billion acquisition of BetzDearborn in April 2002 and followed it with the $250 million acquisition of Osmonics in February 2003. GE's Water Technology portfolio includes chemical and wastewater management products (including agents and reactants), monitoring and diagnostic devices, membrane separation systems and process treatment equipment. Chemical and wastewater management products include corrosion inhibitors and sterilizing equipment for use in industrial machinery, HVAC systems, and various flow control applications. The company's process treatment products are designed to maintain environmental standards for various end-users including food & beverage, chemical processing and power generation companies.

The current water business generates $1.4 billion in revenues with an operating margin of ~15%. The company's goal is to reach $3 billion in revenues by 2006 (a 21% CAGR) through a combination of market growth, share gains, and acquisitions. Acquisitions are expected to account for half of the growth over the next few years. Areas targeted for acquisition include services, water and process chemistry, membranes and filtration and modular equipment. GE estimates that ~80% of current water revenues are recurring but only 5% are tied to contractual services. Ultimately, GE's goal is to generate 25% of Water Technologies top-line from contractual services and another 50% from annual purchase agreements.

GE's strategy is to transform the water business into a fixed-price, total solutions model by bundling equipment, consumables and long-term service agreements. It is the same formula first implemented at GE Aircraft Engines.
At Engines, the total solutions model substantially improved margins and accelerated organic growth and GE hopes to do the same with the water business. GE's goal is to extend the typical water customer contract to 3-5 years from 1 year currently and move to a fixed price contract which would generate ~$150K per customer per year on average, up from the current usage-based model which generates only


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~$60K/year.  GE Water is also expanding it presence globally with new plants and investment in Eastern Europe, the Middle East and China. The business currently generates ~65% of revenues in the Americas, ~25% in Europe, and ~10% in the rest of the world.

The attractiveness of the water industry has drawn the attention of several companies in our coverage list, including ITT Industries, Danaher, GE, and SPX Corp. These companies have been attracted by the fragmented nature of the industry, the growing supply/demand imbalance, increased regulatory requirements, and new applications requiring higher levels of purification. All of these factors suggest that the industry could provide sustainable growth well above GDP for the foreseeable future, in our view. GE Water currently targets a $40 billion sub-segment of the $360 billion water industry (see table below). GE views these markets as the most attractive in the industry, given their above-average growth rates (2-3X GDP), high technology base, value-added service component, and low capital intensity/high ROIC. However, we would not rule out a move into other adjacent markets in the water industry at some point in the future. GE's chief competitors in these markets include Ondeo Nalco, U.S. Filter, and Ionics.

GE WATER TARGET MARKETS

 Waste Services                    $1B
 Environmental Services            $1B
 Smart Services                    $1B
 Contractual Services              $1B
 Chemicals & Services             $11B
 Filtration Consumables            $9B
 Modular Equipment                 $8B
 Customer Equipment                $5B
 Maintenance                       $1B
 TOTAL TARGETED MARKETS           $40B
Source:GE

GE SECURITY: SECURING A FOOTHOLD IN THE ATTRACTIVE SECURITY INDUSTRY
Industrial Systems President and CEO Lloyd Trotter outlined the steps his business has taken to integrate technology into the portfolio. Historically, a focused product offering of steady growth industrial businesses has defined Industrial Systems. We believe Interlogix, acquired in Q102, has established a profitable high-tech platform with products that can be marketed through existing channels.

Interlogix is a global leader in the electronic security technology industry. The focus of Interlogix is to provide customers with communication technology and security information that provides, life safety and lifestyle enhancements. The emergence of Homeland Security and web-enabled premises management has provided Interlogix with an opportunity to sell to residential and commercial end markets. The global security market is estimated at $127 billion and is divided into two segments: Service and Products. Service represents about $74 billion and Products represents about $53 billion of the global security market. The Products segment is divided into two segments: Electronics and Mechanical. GE is focusing on the $29 billion electronics segment. The company believes that the Electronics market can grow more than 10% and can deliver operating margins greater than 15%. GE's is targeting all of the major areas within the electronics segment of the security market, including Access Control, Intrusion, Fire Services, Video and Trace Detection/X-Ray.

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ELECTRONIC SECURITY MARKET

                                MKT SIZE    GROWTH       MARGIN
Access Control                       $4B       11%      10-15%
Intrusion                            $9B        6%      10-15%
Fire Services                        $5B        4%      10-15%
Video                                $4B       14%      20-25%
Trace Detection/X-Ray                $7B       20%      20-25%
ELECTRONIC SECURITY MARKET          $29B      ~10%        ~15%
Source: GE

GE purchased Ion-Track and Interlogix in 2002. Those companies provided the platform for the Access Control, Intrusion, Video and Trace Detection
businesses. These businesses are generating $1 billion in run-rate sales in 2003 and sales are estimated to increase to $4 billion by 2006. In 2002, the Ion-Track and Interlogix acquisitions provided a $740 million sales base. Since then, Interlogix has been able to grow sales organically by ~21%. Organic growth has come from new product launches. Interlogix has launched 38 new products in 2002 and 52 in 2003 and plans to launch ~100 new products in 2004. Bolt-on acquisitions accounted for ~13% of the sales growth since conception. The company has a full pipeline of bolt on acquisitions under review, six in Access Control, four in Fire Services, seven in Video and three in Trace Detection.

Trotter noted that Digital Video was the most attractive area within the electronics market. Currently, there is a movement away from analog towards digital video. Digital video represents ~13% of the $3.7 billion Video market, while Analog video represents~86% of the video market. Digital is growing at a 40% clip and analog is declining at an 8% rate. GE estimates that the Video market will increase to $6.3 billion by 2006 and that digital video will represent 60% of the market, while analog will represent 40% of the market. GE plans to gain a significant portion of the digital video market by launching its eTreppid video compression technology with in the next six months. eTreppid compresses video so that 1/10th of the normal storage capacity is needed to store data, while reducing bandwidth requirements and increasing video quality. Ultimately, digital video allows users to improve productivity and performance, while lowering infrastructure costs.

HEALTHCARE IT: RESHAPING HOSPITAL COMMUNICATION AND OPERATION
GE Medical Systems' (GEMS) CEO Joe Hogan provided an update on one of GE's more established "growth platforms", Healthcare IT. In addition to GEMS competitive advantage in imaging equipment, IT provides a significant long-term opportunity for the company. GEMS Healthcare IT business is expected to grow 20%+ in 2003 to $1.7 billion, helping drive the expected 10-12% growth for the entire segment. By 2006, management expects Healthcare IT to generate top-line of $4.0 billion with 25% operating margin (up from an estimated 18% in '03).

Pressure on reimbursement fees has created a consolidation and rationalization of IT spending among healthcare providers. This bodes well for GEMS' networking businesses, which can be integrated with the company's digital imaging products to offer an integrated imaging solution, thereby reducing hospital costs significantly. GE's networking capability is an essential component of its product offering today, especially given the fact that procedures are viewed as profit centers for healthcare providers.

Historically, most of the IT development in healthcare has been around traditional functions such as admissions, insurance processing, billing, etc., rather than in the actual practice of medicine and diagnostics. However, the largest cost and opportunity for error (with potential life or death implications) is in places like the radiology lab, OR, or ICU. GE noted that the #8 largest cause of death is medical error. The company is working to integrate these

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functions  and using the Six Sigma  philosophy  to eliminate  opportunities  for error. Examples would be automated procedures that ensure the proper (as low as possible) radiation doses for patients based on their size and weight or the ability of a radiologist to embed commentary in a digital image that the attending doctor or surgeon could reference at the time of treatment.

GEMS PACS (picture archival communications system), which is a subset of the IT portfolio, is considered a key growth engine. As digital images proliferate, the opportunity to store, share, protect and interpret the images is exploding. GE believes it has about 30% share in this market and revenues are expected to grow ~25% to $530 million in 2003. GEMS remarked that only about 10% of hospitals have some type of image management system suggesting rapid growth drive by new penetration.

--------------------------------------------------------------------------------
VALUATION
Trading at less than 17X our 2004 EPS estimate with a yield of 2.5%, we believe GE shares remain attractive. However in the near term uncertainty about key end markets and continued mixed economic news may keep GE in a relatively narrow trading range. GE's relative dividend yield is at ~150% of the market yield, which is near a 20-year high and well above its 20-year mean of 100%. Possible positive catalysts in the next 6-12 months include portfolio repositioning to enhance returns, possible pick-up in short cycle order trends, increasing visibility on the actual bottom for Power and Aerospace and accretion from acquisitions. Our 12-18 month price target remains $35. Our target assumes that GE can trade at a 15% premium to our target group target multiple of 17.5X forward earnings. Our group target multiple of 17.5X is based on our analysis of early cycle valuations (i.e., valuations of depressed earnings) during the early 1990s. Over the past 10 years, GE has averaged about a 20% premium to the group, but given the difficulties in several businesses such as Power and Aircraft and the higher contribution of earnings from Capital, we believe a slightly smaller premium is warranted. However, we continue to believe the stock deserves to trade at a premium based on its portfolio of world-class businesses, excellent management team and financial metrics (e.g. cash flow, ROIC, etc.). GE continues to execute well in a difficult economy and is methodically repositioning the portfolio for better future growth and higher returns. We reiterate our Outperform (1M) rating.

--------------------------------------------------------------------------------
RISKS
GE is one of the world's largest companies and as a result has exposure to numerous global economic and political risks. Primary specific risks in the near term include the potential for a further fall-off in the Power business due to the distressed nature of GE's customers. GE is also exposed to the troubled airline industry through its engine business and leasing business. We believe it has managed its airline risks well, but the potential for further industry deterioration remains a risk. The company has also struggled with losses in its reinsurance business, which could result in charges against earnings to bolster reserves. Continued improvement in short cycle businesses (NBC and Lighting) is key to offsetting declining earnings in Power Systems. It is worth noting, however, that further deterioration in Plastics fundamentals could continue to pressure earnings. If the impact on the company from any of these factors proves to be greater than we anticipate, the stock will likely have difficulty achieving our target price.

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ANALYST CERTIFICATION                                               APPENDIX A-1
--------------------------------------------------------------------------------
I, Jeff Sprague, hereby certify that all of the views expressed in this research report accurately reflect my personal views about any and all of the subject issuer(s) or securities. I also certify that no part of my compensation was, is, or will be directly or indirectly related to the specific recommendation(s) or view(s) in this report.
--------------------------------------------------------------------------------
IMPORTANT DISCLOSURES
--------------------------------------------------------------------------------
General Electric (GE)
Ratings and Target Price History
Analyst: Jeffrey Sprague

[Graphic omitted reflecting ratings and target price history between January 2001 and June 2003. Graphic highlighted closing prices on dates set forth in table below. Graphic appears to indicate that the stock was covered during dates listed in table below.]

-----------------------------------------------
                             Target     Closing
                              Price       Price
 #    Date       Rating       (USD)       (USD)
-----------------------------------------------
 1:   5 Sep 00     1L        *70.00       58.75
 2:   6 Aug 01     1L        *60.00       41.39
 3:  17 Sep 01     1L        *50.00       35.15
 4:  27 Jun 02     1L        *40.00       29.90
 5:  13 Aug 02     1L        *38.00       30.95
 6:   6 Sep 02   Stock rating system changed
 7:   6 Sep 02     1L         38.00       28.30
 8:  26 Sep 02     1L        *32.00       26.39
 9:  30 Sep 02     1L         32.00       24.65
10:  20 Nov 02    *1M        *30.00       24.80
11:   5 Jun 03     1M        *35.00       29.78
-----------------------------------------------
*Indicates change.

Chart current as of 14 June 2003

See "Important Disclosures" at the end of this report for a description of the firm's current and former rating systems

A seat on the advisory board of General Electric is held by one or more directors or employees of Citigroup Global Markets Inc. or its affiliates.
--------------------------------------------------------------------------------
Citigroup Global Markets Inc. or its affiliates beneficially owns 1% or more of any class of common equity securities of General Electric.
--------------------------------------------------------------------------------
Within the past 12 months, Citigroup Global Markets Inc. or its affiliates has acted as manager or co-manager of a public offering of securities of General Electric.
--------------------------------------------------------------------------------
Citigroup Global Markets Inc. or its affiliates has received compensation for investment banking services provided within the past 12 months from General Electric.
--------------------------------------------------------------------------------
Citigroup Global Markets Inc. or its affiliates expects to receive or intends to seek, within the next three months, compensation for investment banking services from General Electric.
--------------------------------------------------------------------------------
Analysts' compensation is determined based upon activities and services intended to benefit the investor clients of Citigroup Global Markets Inc. and its affiliates ("the Firm"). Like all Firm employees, analysts receive compensation that is impacted by overall firm profitability, which includes revenues from, among other business units, the Private Client Division, Institutional Equities, and Investment Banking.
--------------------------------------------------------------------------------
The Firm is a market maker in the publicly traded equity securities of General Electric.
--------------------------------------------------------------------------------
SMITH BARNEY EQUITY RESEARCH RATINGS DISTRIBUTION

DATA CURRENT AS OF 31 MARCH 2003              OUTPERFORM/ IN-LINE/ UNDERPERFORM/
                                                      BUY     HOLD          SELL
--------------------------------------------------------------------------------
Smith Barney Global Equity
  Research Coverage (2576)                            34%      41%           25%
  % of companies in each rating category that
    are investment banking clients                    47%      42%           37%
--------------------------------------------------------------------------------
Multi-industry -- North America (17)                  24%      53%           24%
  % of companies in each rating category that
    are investment banking clients                    75%      44%           75%
--------------------------------------------------------------------------------
As noted in the headings to our ratings-distribution table, for purposes of NASD/NYSE disclosure rules Smith Barney's Outperform rating most closely corresponds to a buy recommendation; our In-line rating most closely corresponds to a hold/neutral rating; and our Underperform rating most closely corresponds to a sell rating. Because our ratings are based on the relative attractiveness of a security within an industry or analyst-coverage area, however, Outperform, In-line, and Underperform cannot be directly equated to buy, hold/neutral, and sell categories. Accordingly, your decision to buy or sell a security should be based upon your personal investment objectives and only after evaluating the stock's expected relative performance and risk.
--------------------------------------------------------------------------------
Guide To Investment Ratings: Smith Barney's stock ratings are based upon expected performance over the next 12 to 18 months relative to the analyst's industry coverage universe. An Outperform (1) rating indicates that we expect the stock to outperform the analyst's industry coverage universe over the coming 12-18 months. An In-line (2) rating indicates that we expect the stock to perform approximately in line with the analyst's coverage universe. An Underperform (3) rating indicates that we expect the stock to underperform the analyst's coverage universe. In emerging markets, the same ratings classifications are used, but the stocks are rated based upon expected performance relative to the primary market index in the region or country. Our complementary Risk rating system takes into account predictability of financial results and stock price volatility. L (Low Risk): high predictability of financial results and low volatility; M (Medium Risk): moderate predictability of financial results and moderate volatility; H (High Risk): low predictability of financial results and high volatility; S (Speculative): exceptionally low predictability of financial results and highest risk and volatility. Risk ratings for Asia Pacific are determined by a quantitative screen which classifies stocks into four risk categories: Low Risk, Medium Risk, High Risk, and

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Speculative Risk. In addition, in the major markets our Industry rating system is based on each analyst's evaluation of their industry coverage relative to the primary market index in their region. The industry ratings are Overweight: we expect this industry to perform better than the primary index for the region in the next 12-18 months; Marketweight: we expect the industry to perform approximately in line with the primary index for the region in the next 12-18 months; and Underweight: we expect the industry to perform worse than the primary market index for the region in the next 12-18 months.
--------------------------------------------------------------------------------
General Electric is rated relative to a universe of Multi-industry (North America) stocks that comprises the following companies: American Standard, Cooper Industries, Crane Co., Danaher Corp., Emerson, General Electric, Honeywell International, Hubbell Incorporated, ITT Industries, Maytag Corporation, Rockwell Automation, Roper Industries, SPX Corporation, Textron, The 3M Company, Tyco International Ltd. and Whirlpool Corporation.
--------------------------------------------------------------------------------
Prior to September 9, 2002, the Firm's stock rating system was based upon the expected total return over the next 12 to 18 months. The total return required for a given rating depended on the degree of risk in a stock (the higher the risk, the higher the required return). A Buy (1) rating indicated an expected total return ranging from +15% or greater for a low-risk stock to +30% or greater for a speculative stock. An Outperform (2) rating indicated an expected total return ranging from +5% to +15% (low-risk) to +10% to +30% (speculative). A Neutral (3) rating indicated an expected total return ranging from -5% to +5% (low-risk) to -10% to +10% (speculative). An Underperform (4) rating indicated an expected total return ranging from -5% to -15% (low-risk) to -10% to -20% (speculative). A Sell (5) rating indicated an expected total return ranging from -15% or worse (low-risk) to -20% or worse (speculative). The Risk ratings were the same as in the current system.
--------------------------------------------------------------------------------

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OTHER DISCLOSURES

In addition to Investment Banking compensation that is disclosed in the Important Disclosures section of this research report, the Firm and its affiliates, including Citigroup Inc., provide a vast array of non-investment-banking financial services, including among others corporate banking, to a large number of corporations globally. The reader should assume that the Firm or its affiliates receive compensation for those non-investment-banking services from such corporations.
--------------------------------------------------------------------------------
For securities recommended in this report in which the Firm is not a market maker, the Firm usually provides bids and offers and may act as principal in connection with such transactions.
--------------------------------------------------------------------------------
Securities recommended, offered, or sold by the Firm: (i) are not insured by the Federal Deposit Insurance Corporation; (ii) are not deposits or other obligations of any insured depository institution (including Citibank); and
(iii) are subject to investment risks, including the possible loss of the principal amount invested. Although information has been obtained from and is based upon sources Smith Barney believes to be reliable, we do not guarantee its accuracy and it may be incomplete or condensed. All opinions and estimates constitute the judgment of Smith Barney's Equity Research Department as of the date of the report and are subject to change without notice. This report is for informational purposes only and is not intended as an offer or solicitation for the purchase or sale of a security.
--------------------------------------------------------------------------------
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Consultant for additional details.
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the nature and contents of this document, the investments described herein are subject to fluctuations in price and/or value and investors may get back less than originally invested. Certain high-volatility investments can be subject to sudden and large falls in value that could equal or exceed the amount invested. Certain investments contained herein may have tax implications for private customers in the UK whereby levels and basis of taxation may be subject to change. If in doubt, investors should seek advice from a tax adviser. This material may relate to investments or services of a person outside of the UK or to other matters which are not regulated by the Financial Services Authority and
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Investors should obtain advice based on their own individual circumstances
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